Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the previously filed Registration Statements (File Nos. 333-121942, 333-136739, and 333-138735) on Form S-3 and (File Nos. 333-126834, 333-75728, 333-05735, 333-44907 and 333-30396) on Form S-8 of Iteris, Inc. of our report dated June 21, 2007 relating to our audit of the consolidated financial statements and financial statement schedules, which appear in this Annual Report on Form 10-K of Iteris, Inc. for the year ended March 31, 2007.

/s/ McGladrey & Pullen, LLP
Irvine, California
June 21, 2007